EXHIBIT 99.1

Avigen Reports 2003 Year-End Cash and Investments at $99 Million
Wednesday February 11, 8:31 am ET

CLINICAL DEVELOPMENT PIPELINE MAKES PROGRESS

ALAMEDA, Calif., Feb. 11 /PRNewswire-FirstCall/ -- Avigen, Inc. (Nasdaq: AVGN -
News) today reported financial results for the year ended December 31, 2003. At year-end, Avigen had approximately $99 million in cash, cash equivalents, available-for-sale securities and restricted investments. This compares with approximately $119 million at December 31, 2002.

"In 2003, Avigen continued to push forward with a strategic expansion of its product development portfolio of gene-based therapies for serious chronic conditions," said John Monahan, Ph.D., Avigen's president and CEO. "We continue to focus our efforts on programs that leverage our hematological and neurological expertise, as well as our DNA and vector manufacturing platforms."

"Our clinical trial of Coagulin-B(R), our treatment for hemophilia-B, received clearance from the FDA to resume clinical testing," added Monahan, "I am also delighted to report that subject enrollment has resumed and that we have added a third clinical site. In addition to Stanford University Medical Center and The Children's Hospital of Philadelphia, the University of Pittsburgh was added to help accelerate subject enrollment."

In 2003, Avigen also significantly advanced its neurological programs. The company filed an investigational new drug (IND) application with the FDA for AV201, a treatment for advanced Parkinson's disease, and is currently responding to a request for more information. Other preparatory aspects of the trial have been completed or continue to move forward in anticipation of receiving FDA clearance to begin the trial. These include subject accrual, manufacture of clinical-grade AV201 product and support of clinical and medical staff at the company's University of California, San Francisco clinical site.

In addition, Avigen expanded its pipeline by strategically adding a new development program for the treatment of neuropathic pain. The company exclusively licensed intellectual property relating to the treatment of neuropathic pain using anti-inflammatory cytokines, including interleukin 10 (IL-10), from the University of Colorado as part of a collaboration with the laboratory of Dr. Linda Watkins, a noted leader in the field of neuropathic pain research.

Organizationally, Avigen took several steps to strengthen its clinical and research teams with the recent appointments of Dawn McGuire, M.D., as the company's Chief Medical Officer and Kirk Johnson, Ph.D. as Associate Vice President for Preclinical Development. These appointments complement Avigen's existing expertise and strengthen its clinical and regulatory functions with the personnel required to move its programs forward.

Finally, Avigen's already extensive intellectual property position was further enhanced with the grant of six new patents in the areas of AAV-mediated treatment of hemophilia, Parkinson's disease, lysosomal storage diseases, and cardiomyopathy, as well as AAV purification technology.

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"Looking at the year ahead, I am optimistic about the opportunities before us to continue to build our expertise in the use of gene-based therapy and other technologies for central nervous system diseases such as neuropathic pain and to make progress in the clinic towards developing effective treatments for patients suffering from hemophilia and Parkinson's disease," Monahan concluded.

Avigen is partnered with Bayer Corporation for the development and commercialization of Coagulin-B. Bayer is a worldwide healthcare and life sciences company and leader in the development, manufacture and distribution of hemophilia products Under the collaboration, Bayer will pay for all of the clinical and manufacturing costs for the planned Coagulin-B Phase II/III clinical trials. Bayer will help Avigen conduct those trials and take part in the regulatory approval process worldwide.

Financials Results

For the year ended December 31, 2003, Avigen reported a net loss of $25.8 million, or $1.28 per share, compared with a net loss in 2002 of $27.7 million, or $1.38 per share.

Avigen reported revenue of $463,000 for 2003 compared with $57,000 in 2002. Revenue in 2003 primarily included $375,000 from the $2.5 million payment received from Bayer in the first quarter of 2003, which is being recognized ratably over five years. The remaining $88,000 of revenue recognized in 2003 and all of the revenue recognized in 2002 were from license fees and royalty payments.

Total operating expenses for 2003 were $29.2 million, down from $33.0 million for 2002, primarily reflecting lower staffing and material costs as well as ongoing efforts to control expenses and implement operating efficiencies. Net interest income for 2003 was $3.0 million, compared to $5.2 million in 2002, reflecting lower average balances of interest-bearing investments and a general decline in prevailing market interest rates between the two periods.

Fourth Quarter Financials

For the quarter ended December 31, 2003, Avigen reported a net loss of $6.8 million, or $0.34 per share, compared with $6.5 million, or $0.32 per share in the same quarter of 2002. Revenue was $165,000 in the fourth quarter of 2003, primarily due to the recognition of $125,000 of the $2.5 million Bayer payment, compared to $28,000 in the fourth quarter of 2002, related to license fees and royalty payments. Total operating expenses were $7.6 million for the last quarter of 2003, compared with $7.8 million for the last quarter of 2002. Net interest income declined to $589,000 during the fourth quarter of 2003 from $1.2 million during the fourth quarter of the prior year.

About Avigen

Avigen, Inc., based in the San Francisco Bay Area, focuses on the development of DNA-based drugs for serious chronic conditions. Avigen's proposed gene delivery products are designed for direct administration to patients in order to achieve expression of therapeutic proteins within the body. The company is actively enrolling subjects in its clinical trial for Coagulin-B(R), Avigen's Factor IX gene therapy product for hemophilia B, currently being conducted at the Children's Hospital of Philadelphia, Stanford University Medical Center and the University of Pittsburgh. Patients or physicians who would like more information about enrollment criteria and the study should contact Avigen's Clinical Development Department at clinicaltrials@avigen.com or call 1-877-4-AVIGEN (877-428-4436). Additional information on Avigen's proprietary gene delivery products can be found at www.avigen.com

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Investors Please Note: The statements in this news release regarding Avigen's prospects, its anticipation of receiving FDA clearance to begin its AV201 clinical trial and the potential of gene therapy are forward-looking statements. Actual results may differ materially from current expectations due to a variety of factors, including the difficulty of obtaining required regulatory approvals. In addition, there are many other risks and uncertainties inherent in the development of gene therapy products. Other risks relating to Avigen are detailed in Avigen's Quarterly Report on Form 10-Q for the period ended September 30, 2003, under the caption "Risk Factors" in Item 2 of Part 1 of that report, which was filed with the SEC on November 13, 2003.

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                                  AVIGEN, INC.

                         SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

(In thousands, except          Three months ended              Year ended
  shares and per share        Dec. 31,      Dec. 31,      Dec. 31,      Dec. 31,
  information)                  2003          2002          2003         2002
                            (unaudited)   (unaudited)   (unaudited)       (1)
Revenue                     $        165  $         28  $        463  $         57
Operating expenses
    Research and
     development                   5,820         5,353        21,805        24,809
    General and
     administrative                1,764         2,420         7,399         8,146
    Total operating
     expenses                      7,584         7,773        29,204        32,955
Loss from operations              (7,419)       (7,745)      (28,741)      (32,898)
Net interest income and
 other expense                       589         1,227         2,967         5,159
Net loss                    $     (6,830) $     (6,518) $    (25,774) $    (27,739)
Basic and diluted net
 loss per share             $      (0.34) $      (0.32) $      (1.28) $      (1.38)
Shares used in basic and
 diluted per share
 calculation                  20,208,747    20,095,059    20,149,214    20,080,998


CONDENSED BALANCE SHEETS                           December 31,    December 31,
                                                       2003            2002
(In thousands)                                      (unaudited)         (1)

Cash, cash equivalents and
 available-for-sale securities                     $     86,950    $    107,724
Accrued interest and other current assets                 1,218           1,451
  Total current assets                                   88,168         109,175
Restricted investments                                   11,928          11,500
Property and equipment, net                              15,641          18,726
Deposits and other assets                                   858           1,285
Total assets                                       $    116,595    $    140,686
Current liabilities and deferred revenue                  2,117           1,777
Deferred revenue - non-current                            1,625              --
Long-term obligations                                     8,967           8,852
Stockholders' equity                                    103,886         130,057

Total liabilities and stockholders' equity         $    116,595    $    140,686

(1) Derived from audited financial statements.